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                                                                EXHIBIT 10.12(a)

                        ADMINISTRATIVE SERVICES AGREEMENT
                                     BETWEEN
                            COMMUNITY CHOICE MICHIGAN
                                       AND
                             MANAGED CARE SOLUTIONS

         This Administrative Services Agreement is made and entered in to be effective as of the first (1st) day of December, 1995 by and between, COMMUNITY CHOICE MICHIGAN (hereinafter "Plan"), and MANAGED CARE SOLUTIONS, INC. (hereinafter "MCS").

                              W I T N E S S E T H :

         WHEREAS, the Plan was formed by certain health care providers for the purpose, among other things, of operating as a qualified health plan under a managed care program administered by the State Medicaid Agency (SMA) of the State of Michigan.

         WHEREAS, the Plan desires to engage MCS to provide administrative services under the direction of the Plan's Board of Directors and President in connection with the operation of the Plan Program.

         WHEREAS, MCS and the Plan intend to enter into an agreement pursuant to which MCS would lend to the Plan certain amounts from time to time up to $500,000 in the aggregate, and as partial security therefor, the Plan shall withhold part of its capitation payments in a reserve fund to serve as a guarantee fund for such loans;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

I.       DEFINITIONS

         A. The Plan Program. "The Plan Program" shall mean all administrative and medical care delivery components and systems necessary for the Plan to provide or arrange for the provision of Covered Services to Members.

         B. The Program. "The Program" shall mean the State of Michigan Medical Assistance Program for the provision of Covered Services to Medicaid recipients in a managed care delivery setting, as it exists from time to time.

         C. Covered Services. "Covered Services" shall mean those services, equipment and supplies which a Member is entitled to receive as defined by CCM in its Evidence of Coverage, as it exists from time to time.

         D. Implementation Date. "Implementation Date" shall mean the date the Plan Program becomes operational and the Plan is obligated to commence the provision of Covered Services to Members.

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         E.       Participating Providers. "Participating Providers" shall mean duly licensed physicians, hospitals, health professionals, facilities, and other health care providers which have entered into a contract with the Plan for the provision of Covered Services to Members.

         F. Evidence of Coverage. "Evidence of Coverage" means the document approved by the SMA and issued by CCM to a Member which sets forth Covered Services, exclusions, limitations, and other terms and conditions.

         G. Members. "Members" shall refer to those individuals who are eligible for coverage under the Program and who have enrolled in the Plan.

         H. State Medicaid Agency. "State Medicaid Agency" (SMA) shall mean that agency, division or department of State Government responsible for administration of its State Medicaid Program pursuant to Title XIX of the Social Security Act and applicable state law.


II.      MCS RESPONSIBILITIES

         A. Plan Approval. MCS' duties are described in this Section II. In discharging these duties, MCS shall at all times be subject to the authority of and operate under the direction of the Plan's Board of Directors and President. Nothing in this Agreement is intended to or shall be construed to diminish the authority of the Board of Directors of the Plan to manage the business and affairs of the corporation. MCS shall make regular reports to the Board and the Board shall adopt policies which detail when MCS may contractually bind the Plan without prior approval of the Board.

         B.       Pre-Operational Phase: SMA Related Activities.

                  1. Generally. During the pre-operational phase, MCS will prepare or will assist in the preparation of information and data necessary for the Plan to be approved to sign a contract with the SMA to provide Covered Services to Members pursuant to the Program. MCS shall, on behalf of the Plan, respond in a timely manner to any and all SMA requests for additional information or clarification of materials in the Plan's Application for approval to sign a contract with the SMA, subject to the Plan's approval of any such response.

                  2. Negotiations With the SMA. MCS shall provide assistance and support to the Plan in its negotiations with the SMA concerning participation in the Program.

         C.       Pre-Operational Duties: Preparation for Plan Program Start Up.

         MCS shall perform necessary pre-operational services so that the Plan may commence Plan Program operations on the Implementation Date as established by the SMA. All pre-operational costs shall be reimbursed in accordance with the Letter Agreement entered into between the Michigan Primary Care Association and Managed Care Solutions on May 2, 1995, as amended on December 12, 1995. Pre-operational services shall include, but are not limited to:

                  1.       Office site and equipment selection;

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                  2.       Selection and installation of computer hardware,
                           software and related equipment;

                  3. Staff selection and training, subject to Section II.D.1 below;

                  4. Development of marketing programs, if directed by the Plan

                  5.       Development of Plan policy and procedures;

                  6. Development of provider network, including but not limited to:

                           a.       Negotiating.

                           b.       Beginning the process of credentialing
                                    providers.

                           c.       Contracting.

                           These services are more fully described in Section II.D.2 below.

                  7. Education of providers and their staff regarding the Plan Program;

                  8. Establishment of utilization and quality assurance programs;

                  9. Acting as a liaison with the SMA including negotiation of any and all contracts;

                  10. Preparation of all materials necessary to submit a complete application to sign a contract to provide services on a managed care basis to the SMA.

                  11. Preparation of member handbooks and other required items;

                  12. Preparation of provider handbooks and other required items.

         D.       Administrative Services.

         After the Implementation Date, MCS shall provide administrative services necessary to the operation of the Plan Program or which are required by any contract between the SMA and the Plan or contracts between the Plan and Participating Providers. MCS' responsibilities shall include, but not be limited to, the following:

                  1. General Management Duties. MCS shall be responsible for the day-to-day management of the Plan. MCS shall take actions necessary for the proper administration and management of the Plan Program, so long as such actions are consistent with, and not in conflict with, the provisions of this Agreement and any contract between the SMA and the Plan, and pursuant to policies and procedures consistent with this Agreement adopted by the Plan Board of Directors from time to time. MCS shall employ such individuals as are necessary to carry out its duties under this Agreement. MCS shall recommend to the Board of Directors of the Plan an individual to serve as the Plan's Chief Executive Officer. The individual approved shall serve at the pleasure of the Board, which may remove the Chief Executive Officer by a simple majority vote.

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                  2.       Contracting With Providers. MCS shall be responsible
for recruiting, negotiating, and contracting on behalf of the Plan with such providers of services as necessary to provide Covered Services to Members as required by any contracts between the SMA and the Plan. Provider contracts shall be between the Plan and the Participating Providers. While it is understood that there is no absolute guarantee that MCS will be able to contract on behalf of the Plan with all such providers, MCS shall make reasonable efforts to recruit and contract with such necessary providers and shall dedicate sufficient resources to contract with such providers.

                           All contracts with Participating Providers shall be
in a form and contain such provisions as are acceptable to the Plan and shall set forth the method and amount of reimbursement to Participating Providers, and shall specify that the providers shall be subject to all requirements contained in any contract between the SMA and the Plan, and all applicable provisions of this Agreement.

                  3. Claims Processing and Payment. MCS shall pay claims to providers for all Covered Services rendered to Members in accordance with contracts entered into between Participating Providers and the Plan any contract between the SMA and the Plan, and this Agreement. The amount of reimbursement to providers shall take into account any co-payment, deductible or co-insurance amounts which Members are or may in the future be required to pay under the Program. Unless otherwise directed by the Plan, MCS shall have the authority and discretion to interpret the requirements of the contract between the SMA and the Plan, and the contracts between the Plan and Participating Providers with respect to payment of claims to providers. Claims payments shall be made by checks or drafts signed by MCS as the Plan's dispersing agent out of the account established in accordance with Section II.C.4. hereof.

                  4. Bank Account; Accounting and Finance Duties. MCS shall establish and maintain a bank account in the name of the Plan with a financial institution selected by the Plan Board of Directors ("the Bank") for the purpose of depositing all receipts from any source therein, including but not limited to capitation payments and reinsurance payments, and paying all expenses of the Plan Program, including payment of provider claims. MCS shall be responsible for performing all day-to-day financial and accounting functions of the Plan, including preparation of financial statements, accounts payable/receivable administration, and banking arrangements. MCS shall also be responsible for any required financial and regulatory reporting to the SMA. MCS shall provide regular internal financial and other reports to the Plan Board of Directors as appropriate to assist the Plan in operating its managed care programs and to comply with federal and state laws and regulations.

                  5. Litigation. This section defines and describes the responsibilities of the parties in Plan Benefits Litigation and Other Litigation. "Plan Benefits Litigation" is a claim made or action commenced by a health care provider or a Member seeking declaratory or injunctive relief or provider reimbursement arising out of an allegation that a service, equipment or supply is a Covered Service under a Member's Evidence of Coverage which should be provided or paid for by the Plan. Any claim or action which is not Plan Benefits Litigation is "other Litigation." A claim for compensatory or exemplary damages arising in, out of or in connection with "Plan Benefits Litigation is "Other Litigation."

                           a. If either MCS or the Plan becomes aware of Plan Benefits Litigation, it shall promptly notify the other party. The Plan shall,

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                                    with MCS' advice and input, determine
                                    whether to cover or pay the disputed claim or proceed with Plan Benefit Litigation.

                                    In the event the Plan determines to proceed with Plan Benefits Litigation, the Plan shall retain counsel and direct the response to the Plan Benefits Litigation. The Plan shall be responsible for assuming the cost, liability and expense attributable to Plan Benefits Litigation.

                           b. If either MCS or the Plan becomes aware of Other Litigation, it shall promptly notify the other party. In Other Litigation against MCS, the Plan or both parties, each party shall be responsible for providing and paying for its own defense unless the parties otherwise agree. Nothing in this
                                    Section 5.b is intended or shall be
                                    construed to limit in any way either party's rights to assert a claim and recover damages from the other party.

                  6. Coordination of Benefits; Third Party Liabilities; Reinsurance. MCS shall be responsible for coordination of benefits and third-party recoveries as required under the provisions of the contract between the SMA and the Plan. MCS shall be responsible for the following:

                           a. Recovering or coordinating medical expenses incurred by Members from all third-party liability resources on behalf of the Plan and depositing any amounts recovered in the bank account established pursuant to Section II.C.4 above;

                           b. Establishing and maintaining a file of Members' third-party liability information;

                           c. Receiving third-party liability information from the SMA and updating the Members' files on a timely basis;

                           d. Informing the SMA of third-party liability information discovered during the course of business operations;

                           e. Providing the SMA with required reports relating to amounts recovered from third-parties;

                           f. Recovering reinsurance revenues payable to the Plan from the SMA and /or other Reinsurers.

                  7. Case Management. MCS shall be responsible for performing case management services. MCS shall ensure that each Member has chosen or is assigned a primary care provider who shall assess the Member's health care needs and shall provide services to meet those needs either directly or through referrals to other Participating Providers or, if necessary, to appropriate providers outside the Plan. MCS shall implement a system for the directing, coordinating, monitoring and tracking of the Covered Services rendered to each member. This system shall include, but not be limited to, the following:

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                           a.       Ensuring that medically necessary services
                                    are accessible and can be provided on a
                                    timely basis;

                           b. Providing Members with clear and adequate information on how to obtain services;

                           c. Assisting Members to obtain the services prescribed by their primary care providers and other authorized providers.

                  8. Facilitation of Services. MCS shall facilitate the provision of Covered Services by Participating Providers by:

                           a. Providing the Plan and Participating Providers with Member enrollment and eligibility information; and

                           b. Maintaining telephone lines as required for the purpose of determining enrollment and eligibility information upon admission to an emergency facility or hospital emergency room.

                           c.       Providing staff to answer telephone
                                    inquiries concerning enrollment and
                                    eligibility during reasonable hours and on the days required by the Plan's Board of Directors.

                  9. Program Coverage Information. MCS shall prepare and forward to all Participating Providers, a summary of Covered Services which are required to be provided under the Plan Program. Such summary shall be consistent with the contract between the Plan and the SMA and the Evidence of Coverage and shall include schedules of Covered Services and any applicable exclusions or limitations affecting the provision of Covered Services, applicable co-insurance and deductibles, and any other information relevant to the rendering of Covered Services by providers. The summary of Covered Services may be included in the provider handbook prepared by MCS.

                  10. Quality Assurance. MCS shall be responsible for developing and maintaining a Quality Assurance Program in compliance with the requirements of the contract between the SMA and the Plan.

                  11. Utilization Management. MCS shall be responsible for developing and maintaining a Utilization Management Program. The Utilization Management Program shall determine whether the level, type, and cost of benefits provided are appropriate to the health care needs of Members on an ongoing basis.

                  12. Credentialing. MCS shall credential and recredential Participating Providers rendering health care services to Members as described in the Plan's credentialing policies and procedures, as adopted by the Board of Directors from time to time.

                  13. Information Systems and Ownership of Data. MCS shall develop and maintain and use as of the Implementation Date an automated management information system as necessary for the efficient operation of the Plan Program and as required by the contract

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between the SMA and the Plan, and this Agreement. All Plan specific data encoded in MCS' computer system is owned by the Plan and shall not be disclosed to any third party except as strictly necessary to provide services as required by this Agreement. MCS agrees to maintain a system to physically backup the data on a daily basis and store it off-site. In the event the contract between MCS and the Plan is terminated, all Plan data will be promptly transferred to or as directed by the Plan by MCS' Information Services & Technology (IST) staff using industry standard electronic media. After the transfer is completed, all such Plan data shall be removed from MCS' computer system and no electronic or hard copies of same may be retained by MCS. The Plan or its designee shall notify MCS if Plan data needs to be converted in order to be encoded into a different management information system. MCS shall consult and work with the Plan or its designee to the extent reasonable and customary in such circumstances to convert the data at no extra expense to the Plan; provided however, that the Plan shall pay for expenses associated with the conversion if the conversion requires more than 100 hours of professional staff time. The Plan shall not be charged for any conversion services provided by MCS. All other aspects of the automated management information system remain the exclusive property of MCS.

                  14. Reports to and Liaison with the SMA, Other State and Federal Agencies. MCS shall be responsible for making reports to the SMA which are required by the contract between the Plan and the SMA and to act as a liaison to the SMA for the general purpose of regulatory compliance. MCS shall also be responsible for making all required reports to Michigan HMO licensing agencies and to the Health Care Financing Administration. Reports shall be made at such times as are required by the SMA or other regulatory agency and such reports shall be on forms provided by and/or in format acceptable to the SMA or the other agency.

                  15. Reports to The Plan. MCS shall report to the President and Board of Directors of the Plan on a regular basis and at such times as are required by this Agreement and Plan policies and procedures and as reasonably requested by the President or Board of Directors of the Plan. MCS shall report to the Plan on any and all matters relating to the administration of the Plan Program as requested by the President or the Board of Directors for the Plan.

                  16. Member Services. MCS shall be responsible for providing all Member services as are necessary to the administration of the Plan's Program or as are required by any and all contracts between the SMA and the Plan, and this Agreement.

                  17.      Insurance Requirements.

                           a.       Professional Liability Insurance. During the
term of this Agreement, the Plan shall maintain, at its sole cost and expense, a policy of HMO-type professional liability insurance acceptable to MCS with coverage limits in the minimum amount of $1,000,000 per incident and $3,000,000 in the annual aggregate. MCS shall be named as an additional insured on said professional liability insurance policy. In addition, the Plan shall purchase a "tail policy" with the same policy limits following the effective date of termination of the foregoing policy in the event the policy is a "claims made" policy.

                           b.       Comprehensive Liability Insurance. MCS and
the Plan each shall maintain, at the sole cost and expense of each, throughout the term of this Agreement, a policy of general or public liability insurance acceptable to the other party in the minimum amount of

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$1,000,000 per occurrence and $3,000,000 in the annual aggregate. Each shall name the other party as an additional insured on said policy.

                           c.       Proof of Insurance. Each party shall furnish
the other with evidence of such insurance, including certificates of insurance and complete copies of insurance policies, upon the other's request. Each party shall provide the other with a minimum of 30 days prior written notice in the event any of the insurance policies required by this Agreement are canceled, changed or restricted in any way.

                  18. Grievance Procedure. MCS shall maintain separate grievance procedures to process Member and Provider complaints.

                  19. Member Satisfaction. MCS shall administer periodically, but not less frequently than annually, Member satisfaction surveys to measure the level of satisfaction of Members receiving Covered Services from Participating Providers. The development and administration of such surveys shall be at the sole cost of MCS.


III.     ADMINISTRATIVE FEE


         A. Operational Phase. The Plan shall pay MCS an Administrative Fee beginning on the Implementation Date. The Administrative Fee is set forth in Exhibit A, Management Fee Schedule: Community Choice Michigan.

         The monthly Administrative Fee will be estimated and paid before the tenth day of the month. Any adjustments based on the actual membership figures will be made to the subsequent months payment.

         MCS shall be responsible, in return for receiving the Administrative Fee, to assume all costs associated with the administration of the Plan Program, except for the following expenses which shall be the responsibility of the Plan:

                           a.     Covered Services;

                           b.     Legal services of the Plan;

                           c.     Actuarial services of the Plan;

                           d.     All insurance premiums for the Plan;

                           e.     Board fees, etc.;

                           f. Expenses relating to the corporate existence of the Plan;

                           g. Independent outside audit and tax services of the Plan;

                           h. Advertising and marketing expenses of the Plan;



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                           i.     Any income, property, premium or other taxes
                                  of the Plan and any assessments or license fees.

                           j. Any other expenses clearly related to the business of the Plan as an independent corporate entity;

         B. Loan Guaranty Reserve Fund. The Plan intends to withhold an amount equal to 2% of capitation payments from State (the 2% Withhold") in part to meet state mandated capital requirements and in part to form a separate guaranty fund securing the Plan's obligation to repay amounts borrowed from MCS and all interest accrued thereon and all amounts owed to MCS for consulting fees and interest accrued thereon. The Plan agrees and authorizes MCS to withhold each month an amount equal to $.50 per member per month from the 2% Withhold and to place such monies in an interest bearing account (the "Guaranty Reserve Fund"). During the period that any obligation exists for MCS to lend money to the Plan or as long as any consulting fees and interest thereon remain unpaid, the Guaranty Reserve fund shall be under the exclusive control of MCS. Upon any default of the Plan to repay principal and interest pursuant to any promissory note or loan agreement, or upon the Plan's failure to repay accrued consulting fees pursuant to the parties' agreement, MCS may immediately withdraw from the Guaranty Reserve Fund all amounts to satisfy the amount owed by the Plan. When MCS' obligation to lend the Plan money ends and all outstanding principal and accrued interest thereon and all accrued consulting fees and accrued interest have been paid by the Plan to MCS, MCS shall return any balance remaining in the Guaranty Reserve Fund to the Plan.


IV. WARRANTIES. MCS warrants that it will in good faith make all reasonable effort to provide services so that the Plan operates in accordance with the state and federal laws and regulations and this contract.


V.      TERM AND TERMINATION.

        A. Term. This Agreement shall be effective on the date of its execution first set forth above and shall be effective during the period necessary to complete the Plan's pre-operational activities and shall then be in full force and effect through the first five years of the Program. The first year of the Program shall be deemed to have begun on the first day of the month in which administrative fee is paid to MCS pursuant to Section III.B. above. Provided, the Plan may terminate this Agreement effective the end of the third year by giving written notice to MCS at least one hundred-eighty (180) days prior to the end of the third year; if the Plan does not give such notice to MCS, this Agreement shall continue in full force and effect for the entire five year term as set forth hereinabove. Except as set forth below, this agreement is otherwise irrevocable during the term hereof.

        B.  Termination.  This Agreement may be terminated upon the following:

                1. Automatically in the event the Plan is notified by the SMA that its application to sign a contract to provide Covered Services on a managed care basis under the Program has not been accepted, and the Plan Board of Directors decides not to continue the application or to reapply within a reasonable time.


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                2.       Upon notice by the Plan, in the event any officer,
                         director or principal shareholder of MCS is suspended or excluded from participating in any federal or state program in any state. MCS shall immediately notify the Plan of the occurrence of any event described in this subparagraph.

                3. At any time upon the written mutual consent of both parties.

                4. In the event the contract between the SMA and the Plan is terminated for any reason or the Plan's participation in the Program is otherwise terminated, in which case termination shall be effective as of the termination date of the Plan's participation in the Program.

                5. Immediately upon the filing of a bankruptcy petition by either party or upon the failure of either party to obtain any license, registration or approval required under state or federal law that is material to the operation of the Plan Program.

                6. If after ninety days written notice of a material breach of MCS' obligations hereunder, during which time MCS has failed to cure the breach, the Plan may terminate this Agreement; provided, however, that no termination may take place pursuant to this paragraph until all principal and interest owed to MCS by the Plan pursuant to any loan is paid in full.

         C.     Obligations in Event of Termination.

                1. Upon termination of this Agreement, if the Plan continues to operate, the Plan shall purchase those fixed assets acquired and used by MCS to administer the Plan at a price equal to the book value of such assets at the termination date; the Plan shall also agree to assume any lease of office space or equipment being utilized for Plan operations.

                2. In the event of termination of this Agreement for any reason, MCS shall cooperate with the person or entity selected by the Plan to assume administration of the Plan.

                3. In the event of termination of this Agreement MCS shall provide the Plan with all copies of records in MCS' possession directly and specifically relating to the Plan Program and which are necessary for the continued operation of the Plan Program, or shall forward such records to a successor administrator as directed by the Plan. MCS' obligations under this paragraph shall include providing data and data conversion services as required by Section II.D.13 above.


  VI.   MISCELLANEOUS

         A. Confidentiality. MCS agrees to safeguard the confidentiality of all data pertaining to this Agreement and Covered Services rendered to Members. Member medical information and medical records shall be kept confidential and may be disclosed only in accordance with Michigan law. MCS shall also conduct the Plan's credentialing and quality assurance activities in a manner which qualifies for all professional practice review protections against liability, discovery


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and admissibility available under the Michigan Public Health Code and the Health
Care Quality Improvement Act.

         B. Relationship of the Parties. In the performance of the work, duties and obligations of the parties pursuant to this Agreement, the parties shall, at all times, be acting and performing as independent contractors. No relationship of employer and employee, or partners or joint ventures is created by this Agreement, and neither party may therefore make any claim against the other party for social security benefits, workers' compensation benefits, unemployment insurance benefits, vacation pay, sick leave or any other employee benefit of any kind. Each party shall maintain unemployment and workers compensation coverage for its own employees. In addition, neither party shall have any power or authority to act for or on behalf of, or to bind the other except as herein expressly granted, and no other or greater power or authority shall be implied by the grant or denial of power or authority specifically mentioned herein.

         C. Assignment/Subcontracting. Neither party shall have the right to assign, delegate or subcontract any of its rights or obligations hereunder without the prior written consent of the other party.

         D. Notices. Except as set forth herein, all notices required or permitted to be given hereunder, shall be in writing and shall be sent by United Stated mail, certified or registered, return receipt requested, postage prepaid, to the parties hereto at their respective addresses set forth on the signature page hereto, or such other address as may be fixed in accordance with the provisions hereof. Except as set forth herein, if mailed in accordance with the provisions of this paragraph, such notice shall be deemed to be received three
(3) business days after mailing.

         E. Headings. The headings of the various sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

         F. Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, nor be construed to be, a waiver of any subsequent breach thereof.

         G. Applicable Law. This Agreement shall be governed in all respects by the laws of the State of Michigan.

         H. Invalid Provisions. If, for any reason, any provision of this Agreement is or shall be hereafter determined by law, act, decision, or regulation of a duly constituted body or authority, to be in any respect invalid, such determination shall not nullify any of the other terms and provisions of this Agreement and, unless otherwise agreed to in writing by the parties, then, in order to prevent the invalidity of such provision or provisions of this Agreement, the said provision or provisions shall be deemed automatically amended in such respect as may be necessary to conform this entire Agreement with such applicable law, act, decision, rule or regulation.

         I. No Third-Party Beneficiary. This Agreement is entered into by and between the Plan and MCS and for their benefit. There is not intent by either party to create or establish third-party beneficiary status or rights or their equivalent in any Member, subcontractor, or other


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third party, and no such third party shall have any right to enforce any right or enjoy any benefit created or established under this Agreement.

         J. Arbitration. In the event that any dispute relating to this Agreement arises between MCS and the Plan, the dispute shall be resolved by binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. In no event may the arbitration be initiated more than one year after the date on party first gave written notice of the dispute to the other party. The arbitration shall be held in Lansing, Michigan or in such other location as the parties may mutually agree upon. The arbitrator shall have no power to award punitive or exemplary damages or vary the terms of this Agreement and shall be bound by controlling law. Judgment upon an arbitration award rendered may be entered by any court having jurisdiction thereof.

         K. Review and Audit. MCS will at all times make available for review and audit by either the Plan or its designee its files, books, procedures and records (including computer terminal access to same) pertaining to the Plan Program or the services provided by MCS under this Agreement. In addition, MCS shall make available for interview with the auditor those personnel with material involvement or responsibility with respect to the services provided by MCS under this Agreement.

         L. Entire Agreement; Amendment. This Agreement and all exhibits hereto shall constitute the entire agreement relating to the subject matter hereof between the parties hereto, and supersedes all other agreements, written or oral, relating to the subject matter hereof. This Agreement may be amended by mutual agreement of the parties, provided that such amendment is reduced to writing and signed by both parties.

         M. Exhibits. Any exhibits attached to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

  IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first set forth above.


THE PLAN

By      Neal G. Colburn                      Date:    December 13. 1995
        --------------------
Its     President


ADDRESS FOR NOTICES:

1200 East Michigan, Ste C
East Lansing, MI  48823


MANAGED CARE SOLUTIONS, INC.

By      James A. Burns                       Date:    December 15, 1995
        --------------------
Its     President


ADDRESS FOR NOTICES:

2510 W. Dunlap Ave., Suite 100
Phoenix, AZ  85021

                                   EXHIBIT A:

               MANAGEMENT FEE SCHEDULE: COMMUNITY CHOICE MICHIGAN
================================================================================
                        Number of Plan Members per Month
================================================================================

    PMPM
Capitation Revenue         Less Than 15,000*         First 20,000      Next 20,000      Excess of 40,000
- - ------------------         -----------------         ------------      -----------      ----------------
$150 & above               Cost                       9.6%                7.7%              6.7%
$145 - $149.99             Cost                      10.2%                8.0%              7.2%
$140 - $144.99             Cost                      10.5%                8.2%              7.4%
$135 - $139.99             Cost                      11.0%                8.5%              7.6%
$130 - $134.99             Cost                      11.3%                8.7%              7.8%
$125 - $129.99             Cost                      11.9%                9.2%              8.1%
$120 - $124.99             Cost                      12.4%                9.5%              8.5%
$115 - $119.99             Cost                      12.9%                9.9%              8.9%
$110 - $114.99             Cost                      13.4%               10.4%              9.2%
$105 - $109.00             Cost                      14.1%               10.8%              9.6%
$100 - $104.99             Cost                      14.5%               11.4%             10.0%
$ 95 - $ 99.99             Cost                      15.0%               11.6%             10.4%
$ 90 - $ 94.99             Cost                      15.4%               11.8%             10.6%
$ 85 - $ 89.99             Cost                      15.7%               12.0%             10.8%
$ 80 - $ 84.99             Cost                      16.0%               12.3%             11.0%
$ 75 - $ 79.99             Cost                      16.3%               12.5%             11.2%
$ 70 - $ 74.99             Cost                      16.6%               12.8%             11.5%
$ 65 - $ 69.99             Cost                      17.0%               13.1%             11.7%
$ 60 - $ 64.99             Cost                      17.3%               13.3%             11.9%
$ 55 - $ 59.99             Cost                      17.6%               13.5%             12.1%
$ 50 - $ 54.99             Cost                      17.9%               13.8%             12.3%

* If enrollment is less than 15,000 members, the Plan shall approve a negotiated expense budget, which shall serve as MCS's definition of "cost".

NOTE: The Management Fee is calculated each month based on the actual average enrollment and actual PMPM Capitation Revenue yield for that month on an accrual basis. An example follows for a Plan with 50,000 average members and revenue of $130 PMPM:


Membership Segment      Fee Schedule%      Proportion of Members     Weighted Management Fee
- - ------------------      -------------      ---------------------     -----------------------
First 20,000                11.3%                  .400                       4.52%

 Next 20,000                 8.7%                  .400                       3.48%

 Next 10,000                 7.8%                  .200                       1.56%
                                                   ----                       ----
 50,000 Members                                    1.00                       9.56%

Risk Sharing If the plan implements substantial risk sharing with its participating providers, Managed Care Solutions (MCS) is willing to consider assuming a risk position as follows:

         Downside Risk:    MCS will fund 10% of Risk Pool losses not to exceed
                           10% of its Management Fee.

         Upside Risk:      MCS will receive 10% of Risk Pool profits not to
                           exceed 10% of its Management Fee.

Risk Sharing between MCS and Plan shall only apply when both parties agree to risk sharing and an amendment to this Agreement is effected in accordance with Paragraph V. L of this Agreement.

                                               Initials: NGC Date: 12-18-95 Plan
                                               Initials: JB  Date: 12-15-95 MCS

                                                            EXHIBIT 10.12(a)(1)

               AMENDMENT ONE TO ADMINISTRATIVE SERVICES AGREEMENT

                                   EXHIBIT A:

               MANAGEMENT FEE SCHEDULE: COMMUNITY CHOICE MICHIGAN
================================================================================
                        Number of Plan Members per Month
================================================================================

    PMPM
Capitation Revenue         Less Than 15,000*         First 20,000      Next 20,000      Excess of 40,000
- - ------------------         -----------------         ------------      -----------      ----------------
$150 & above               Cost                       9.6%                7.7%              6.7%
$145 - $149.99             Cost                      10.2%                8.0%              7.2%
$140 - $144.99             Cost                      10.5%                8.2%              7.4%
$135 - $139.99             Cost                      11.0%                8.5%              7.6%
$130 - $134.99             Cost                      11.3%                8.7%              7.8%
$125 - $129.99             Cost                      11.9%                9.2%              8.1%
$120 - $124.99             Cost                      12.4%                9.5%              8.5%
$115 - $119.99             Cost                      12.9%                9.9%              8.9%
$110 - $114.99             Cost                      13.4%               10.4%              9.2%
$105 - $109.00             Cost                      14.1%               10.8%              9.6%
$100 - $104.99             Cost                      14.5%               11.4%             10.0%
$ 95 - $ 99.99             Cost                      15.0%               11.6%             10.4%
$ 90 - $ 94.99             Cost                      15.4%               11.8%             10.6%
$ 85 - $ 89.99             Cost                      15.7%               12.0%             10.8%
$ 80 - $ 84.99             Cost                      16.0%               12.3%             11.0%
$ 75 - $ 79.99             Cost                      16.3%               12.5%             11.2%
$ 70 - $ 74.99             Cost                      16.6%               12.8%             11.5%
$ 65 - $ 69.99             Cost                      17.0%               13.1%             11.7%
$ 60 - $ 64.99             Cost                      17.3%               13.3%             11.9%
$ 55 - $ 59.99             Cost                      17.6%               13.5%             12.1%
$ 50 - $ 54.99             Cost                      17.9%               13.8%             12.3%

* If enrollment is less than 15,000 members, the Plan shall approve a negotiated expense budget, which shall serve as MCS's definition of "cost".

NOTE: The Management Fee is calculated each month based on the actual average enrollment and actual PMPM Capitation Revenue yield for that month on an accrual basis. An example follows for a Plan with 50,000 average members and revenue of $130 PMPM:

Membership Segment       Fee Schedule %       Proportion of Members    Weighted Management Fee
- - ------------------       --------------       ---------------------    -----------------------
First 20,000                  11.3%                     .400                     4.52%

Next 20,000                    8.7%                     .400                     3.48%

Next 10,000                    7.8%                     .200                     1.56%
                                                        ----                     ----
50,000 Members                                          1.00                     9.56%

                                             Initials:    NGC Date: 5-22-96 Plan
                                             Initials:    JAB  Date: 5-22-96 MCS

                                                            EXHIBIT 10.12(a)(2)

                AMENDMENT TWO TO MANAGEMENT SERVICE AGREEMENT


This agreement is entered into this 26TH day of August , 1996 by and among MANAGED CARE SOLUTIONS, INC. ("MCS"), a Delaware corporation and COMMUNITY CHOICE MICHIGAN ("Plan"), a not-for profit Michigan corporation.

WHEREAS, MCS and the Plan have entered into a Management Services Agreement effective December 1, 1995, pursuant to which MCS will provide administrative services for the Plan in the delivery of all medical and administrative functions for the provision of covered services to members, under the managed care program administered by the State of Michigan Medicaid Agency (MSA);

WHEREAS, MCS and the Plan have amended Exhibit A of the aforementioned agreement, in an agreement dated May 22, 1996 to supersede the previous Exhibit, to reflect language revisions required by the State of Michigan Insurance Bureau;

WHEREAS, the Management Services Agreement includes a provision for negotiation of a fee schedule for Administrative Services provided in the event that enrollment does not exceed 15,000 members;

WHEREAS, Plan enrollment is not anticipated to exceed 15,000 members upon commencement of Plan operations on August 1, 1996.


NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.  Exhibit A of the Management Services Agreement is hereby amended as follows:

Effective August 1, 1996, administrative fees will be paid to MCS according to the schedule below, when the Plan has an actual enrollment of less than 15,000 members in a given calendar month:

         Month 1                    Cost plus 8%
         Month 2                    Cost plus 6%
         Month 3                    Cost plus 4%
         Month 4                    Cost plus 2%
         Month 5 and thereafter     Cost plus 0%

2. At such time as enrollment reaches 15,000 members, reimbursement will revert to the Exhibit A: Fee Schedule, signed by both parties on May 22, 1996. If enrollment should exceed 15,000 members for a period and then decrease below 15,000 members, payment will commence with the next applicable Month from the point previously terminated in the schedule in Paragraph 1 above.

3. "Cost" as referenced above shall not exceed an average of $200,000 per month for the entire time period membership is less than 15,000 members. Cost will include all expenses incurred in the administration and delivery of covered services rendered to plan members, including a $1.50 per member per month (PMPM) fee assessed for corporate overhead expenses.

4. For the initial month of Plan operations, MCS will withdraw projected costs in the amount of $165,000 plus 8% from Plan revenues no later than the 15th of the first month. Thereafter, by the 15th of each month, MCS will submit a detailed listing of actual costs (including $1.50 PMPM overhead) incurred during the previous month. Reconciliation and payment will occur within two working days, with payment comprising the current month's estimated costs of $165,000 with the applicable percentage increase as denoted in Paragraph 1 above, and the reconciled balance of the previous month's costs, to the extent that total costs for the periods combined do not exceed an average of $200,000. Any funds not paid in the reconciliation process in order to retain average costs at $200,000 or less may be added into a subsequent month's reconciliation, so long as the average for all periods does not exceed $200,000.

5. Notwithstanding the provisions of Paragraph 4 above, total reimbursement for administrative expenses in any one month may exceed $200,000, if the added percentage to actual costs calculation per the schedule in Paragraph 1 exceeds $200,000, and/or the reconciliation of funds permits a reimbursement greater than $200,000 in a given month for costs incurred and averaged over more than one period.

        Example:

        Month 1 payment = $165,000 + 8% = 178,200.

        Month 2: Actual expenses for Month 1 received = $180,000; Month 1 reconciliation: $15,000 (180,000 - 165,000) x 8%. Month 2 payment:
        ($15,000 x 1.08) + ($165,000 x 1.06) = $191,100.

        Month 3: Actual expenses for Month 2 received = $230,000 (may only apply $220,000 so as not to exceed an average of $200,000); Month 2 reconciliation: $55,000 (220,000 - 165,000) x 6%. Month 3 payment:
        ($55,000 x 1.06) = ($165,000 x 1.04) = $229,900.

        Month 4: Actual expenses for Month 3 received = $150,000 (add $10,000 reduction from previous month for total of $160,000; average for three months = $180,000 + 220,000 + 160,000 = 186,666); Month 3 reconciliation
        : $-5,000 (160,000 - 165,000) x 1.04. Month 4 payment (-$5,000 x 1.04) +
        ($165,000 x 1.02) = $163,100.

6. MCS and the Plan agree that no other provisions or obligations in the Management Services Agreement or any other agreement previously entered into between the two parties shall be altered or any other way revised pursuant to this Agreement.



                                            MANAGED CARE SOLUTIONS, INC.

                                            By    James A. Burns
                                                  ------------------------------

                                            Date  August 26, 1996
                                                  ------------------------------


                                            COMMUNITY CHOICE MICHIGAN

                                            By    Neal G. Colburn
                                                  ------------------------------

                                            Date  August 7, 1996
                                                  ------------------------------